FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

ENVESTNET ASSET MANAGEMENT, INC.

THIS FIRST AMENDMENT dated as of October 27, 2016, to the Operating Expense Limitation Agreement, dated as of June 15, 2010 (the “Agreement”), is entered into by and between Trust for Professional Managers (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and Envestnet Asset Management, Inc. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement reduce the Annual Limit (as defined in the Agreement) for the PMC Diversified Equity Fund; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties; and

WHEREAS, the parties desire to revise and replace Section 3 of the Agreement to clarify any reimbursements requested by the Adviser may not cause a Fund to exceed the lesser of: (1) the expense limitation in place at the time of the waiver; or (2) the expense limitation in place at the time of the recoupment; and

WHEREAS, the parties desire to revise and replace Section 4 of the Agreement and to clarify that the Agreement may be continued for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, upon the approval of the Board of Trustees of the Trust;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the purpose of reducing the Annual Limit for the PMC Diversified Equity Fund; and

Section 3 of the Agreement, is hereby replaced and superseded by the following:

“3. REIMBURSEMENT OF FEES AND EXPENSES. The Adviser retains its right to receive reimbursement of any excess expense payments paid by it pursuant to this Agreement under the same terms and conditions as it is permitted to receive reimbursement of reductions of its investment management fee under the Investment Advisory Agreement, provided that any such reimbursements will not cause the Fund to exceed the lesser of: (1) the Annual Limit in place at the time of the waiver; or (2) the Annual Limit in place at the time of the recoupment.”;  and

Section 4 of the Agreement, is hereby replaced and superseded by the following:

“4. TERM. This Agreement shall become effective with respect to a Fund at the time the Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of three years, unless sooner terminated by either of the parties hereto in accordance with Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods of one year, or such other period as may be agreed upon by the Trust and the Adviser, so long as such continuation is approved for the Fund at least annually by the Board of Trustees.”

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	ENVESTNET ASSET MANAGEMENT, INC.

By: /s/ John P. Buckel	By: /s/ Brandon Thomas
Name: John P. Buckel	Name: Brandon Thomas
Title: President	Title: Chief Investment Officer

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

OPERATING EXPENSE LIMITATION AGREEMENT

with

ENVESTNET ASSET MANAGEMENT, INC.

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
PMC Core Fixed Income Fund	1.00%
PMC Diversified Equity Fund	1.35%